Exhibit 10.8

DATED	July 30, 2013

(1) WATTS UK LIMITED

(2) WATTS INDUSTRIES EUROPE B.V.

(3) WATTS WATER TECHNOLOGIES, INC.

- and -

(4) JOHN DENNIS CAWTE

COMPROMISE AGREEMENT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made on

BETWEEN:

(1)                                 WATTS UK LIMITED whose registered office is at [Grosvenor Business Park, Enterprise Way, Evesham, Worcestershire, WR11 1GA] (“Company”);

(2)                                 WATTS INDUSTRIES EUROPE B.V. whose registered office is at Kollergang 14,  6961 LZ,  Eerbeek, Netherlands (“Watts Europe”);

(3)                                 WATTS WATER TECHNOLOGIES, INC, whose registered office is at 815 Chestnut Street, North Andover, Massachusetts, 01845;

(4)                                 JOHN DENNIS CAWTE of Tigh-an-Rhu, Prieston Road, Bridge of Weir, Renfrewshire PA11 3AW (“Employee”).

BACKGROUND:

A                                       The Employee is employed under the terms of the Contract of Employment.

B                                       Due to a difference in views on the corporate strategy in Europe, the Company and the Employee have agreed to terminate the Employee’s employment.

C                                       The Employee’s employment will terminate on the Termination Date and the Employee will seek new challenges going forward.

D                                       The Employee holds certain unvested stock options, unvested restricted stock awards and vested restricted stock pursuant to the Plan and as such each of Watts Water Technologies, Inc. have agreed to be a party to this Agreement to provide how the Employee’s unvested stock options, unvested restricted stock awards and vested restricted stock will be dealt with at the Termination Date.

IT IS AGREED:

1.                                      DEFINITIONS AND INTERPRETATION

“Additional Tax” means further income tax, employee’s national insurance contributions, interest and/or penalties thereon arising in respect of the payments made and benefits provided under this agreement, other than the income tax deducted under clauses 2 or 3

“Associated Company” means a company which is an “associated employer” under section 231 of the Employment Rights Act 1996 or a company in which the Company or any Holding Company or Subsidiary is directly or indirectly beneficially interested in 10% (ten per cent) or more of that company’s issued ordinary share capital.  For the avoidance of any doubt, this definition includes Watts Europe;

“Contract of Employment” means the agreement between the Employee and the Company which commenced on 10 October 2001;

“Holding Company” and “Subsidiary” have the meanings defined by section 1159 of the Companies Act 2006 (or any statutory modification or re-enactment of that Act) but for the purposes of section 1159(1) Companies Act 2006 a company shall be treated as a member of another if any shares in that other company are registered in the name of (i) a person by way of security (where the company has provided the security); or (ii) a person as nominee for the company;

“Payment Date” means 14 days from the latest of:

(a)                                                         the date of receipt by the Company of a copy of this agreement signed by the Employee and the independent adviser’s certificate as required by clause 12.4 of this agreement;

(b)                                                         the Termination Date; and

(c)                                                          the date on which the Employee complies with clause 10 of this agreement;

“Plan” means the Watts Water Technologies, Inc. Second Amended and Restated 2004 Stock Incentive Plan;

“Termination Date” means 1 October 2013;

The Company is entering into this agreement for itself and as agent and trustee for all its Associated Companies and is duly authorised to do so.

References to any legislation shall be construed as references to legislation as from time to time amended, re-enacted or consolidated.

2.                                      WORK TO THE TERMINATION DATE, OUTSTANDING SALARY, HOLIDAY PAY AND SHARE OPTIONS

2.1                               The Employee shall continue to work in accordance with the terms of his Contract of Employment until 30 June 2013.  From 30 June 2013 until the Termination Date the Employee shall be placed on garden leave and shall remain available on an on call basis primarily during regular business hours (of 9a.m to 5pm) or such other times as may reasonably be requested (having regard to the Employee being on garden leave) to provide a handover of his responsibilities however the Employee shall be released from all other employment duties.

2.2                               On or before the Payment Date the Company will pay to the Employee:

2.2.1                                             all outstanding basic salary calculated to the Termination Date; and

2.2.2                                             66 days’ accrued but untaken holiday pay.  The Company and the Employee have agreed that if the Employee accrues any additional holiday pay that he shall take any additional holiday which he may accrue prior to the Termination Date.

subject to statutory deductions for income tax and national insurance contributions.

2.3                               The Employee shall submit any expenses claims in accordance with the Company’s expenses policy within 14 days of the date of this agreement and the Company shall reimburse the Employee for any expenses properly incurred prior to the Termination Date in the usual way.

2.4                               Watts Water Technologies, Inc. agree, subject at all times to the rules of the Plan to: accelerate vesting of all of the Employee’s unvested stock options and restricted stock awards; and convert all vested restricted stock to shares of the Watts Water Technologies, Inc.’s Class A Common Stock, as of the Termination Date. Watts Water Technologies, Inc. agree, subject at all times to the rules of the Plan, to extend for the Employee the exercise period for all stock options to two years from the Termination Date. The provisions of the Plan will continue to apply.

3.                                      SEVERANCE PAYMENT

3.1                               Subject to the Employee’s compliance with the terms of this Agreement, in full and final settlement of the claims set out in clauses 12.1 and 12.2 and of any outstanding claims the Employee may have arising out of the Employee’s employment with Company and its cessation, the Company will as compensation for loss of employment but without admission of liability pay to the Employee on or before the Payment Date the sum of £402,500 (“Severance Payment”).

3.2                               It is the understanding of the parties to this agreement that the Severance Payment shall be subject to income tax and national insurance contributions in accordance with section 394 Income Tax (Earnings and Pensions) Act 2003.

4.                                      REFERENCE

4.1                               Subject always to the Company’s legal obligations regarding the giving of references, the Company agrees to provide the Employee with a reference in the terms of the letter at schedule 1 and agrees to respond to all employment reference enquiries in a manner consistent with this reference.  If the Company obtains information after the date of this agreement which would have affected its decision to provide a reference in the terms at schedule 1, it shall inform the Employee and may decline to give a reference.

5.                                      LEGAL & PROFESSIONAL EXPENSES

5.1                               The Company shall within 14 days of the production of an appropriate copy VAT invoice addressed to the Employee but marked as payable by the Company, pay to the Employee’s relevant independent adviser as referred to in clause 12.4.1 the Employee’s legal expenses relating exclusively to the negotiation and preparation of this agreement, up to a maximum of £7,500 plus VAT.  Payment will be made direct to the Employee’s adviser.

5.2                               The Company shall within 28 days of the production of an appropriate invoice addressed to the Company, pay to the Employee’s tax advisers, Deloitte, the Employee’s professional expenses relating to the tax advice concerning the Employee’s 2013/2014 tax affairs.

5.3                               The Company shall within 28 days of the production of an appropriate invoice addressed to the Company, pay to the Employee’s financial advisers, RWC, the Employee’s professional expenses relating to financial advice concerning the Employee’s 2013/2014 financial affairs, up to a maximum of £10,000 plus VAT.  Payment will be made direct to RWC.

6.                                      WARRANTIES

The Employee warrants to the Company as a strict condition of this agreement that as at the date of this agreement:

6.1                               the Employee has not commenced employment and has not agreed to accept nor received any offer of employment from any person, firm or company, the expression “employment” for the purpose of this clause to include any contract of service, any contract for services, any partnership or agency agreement;

6.2                               the Employee has not done or failed to do anything amounting to a repudiatory breach of the express or implied terms of the Employee’s employment with the Company which if the matter had come to the Company’s attention before the Termination Date would have entitled the Company to terminate the Employee’s employment summarily or if it had been done or omitted after the date of this agreement would have constituted a breach of any of its terms;

6.3                               there are no matters of which the Employee is aware relating to any act or omission by the Employee or by any director, officer, employee or agent of the Company or any of its Associated Companies which if disclosed to the Company would or might affect the Company’s decision to enter into this agreement or which has not been disclosed to the Board; and

6.4                               the Employee has not received any social security benefits in respect of any accident, injury or disease alleged to have occurred or been suffered in connection with any claim referred to in clause 12.1 and 12.2.

7.                                      TAX INDEMNITY

The Employee shall be liable for all Additional Tax and shall indemnify the Company, Watts Europe or any of its Associated Companies on a continuing basis in respect of any Additional Tax which arises in respect of the payments and benefits under this agreement.  The Company shall give the Employee reasonable notice of any demand for tax which may lead to liability on the Employee under this indemnity and shall provide him with relevant details which he may reasonably require to dispute such a demand (provided that nothing in this clause shall prevent the Company from complying with its legal obligations to HM Revenue & Customs or other competent body).

8.                                      CONFIDENTIALITY

8.1                               The Employee undertakes that he will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Company or any of its Associated Companies or any of its or their officers, directors, shareholders or employees.

8.2                               The Company undertakes that it will not, whether directly or indirectly (through any officers or directors or Associated Companies or any of their officers or directors), make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Employee.

8.3                               The Employee and the Company agree to keep the terms on which the employment terminated, the existence and terms of this agreement and the substance of any discussions or negotiations leading to the conclusion of this agreement strictly confidential and agree not to disclose, communicate or otherwise make public the same to anyone, save where such disclosure is to HM Revenue & Customs, required by a regulatory requirement imposed on Watts Water Technologies, Inc, or required by law, or (where necessary and appropriate) to:

8.3.1                                             the Employee’s immediate family or legal or professional advisers, provided that they agree to keep the information confidential; or

8.3.2                                             the Employee’s insurer for the purposes of processing a claim for loss of employment; or

8.3.3                                             the relevant authorities for the purpose of claiming unemployment or other social security benefits; or

8.3.4                                             the Employee’s recruitment consultant or prospective employer to the extent necessary to discuss his employment history; or

8.3.5                                             otherwise in accordance with clause 9.3 below

8.4                               If the Employee breaches clauses 8.1 or 8.3, Company shall write to the Employee and allow the Employee 14 days to rectify the breach or to provide a written explanation of the events.

9.                                      POST-TERMINATION RESTRICTIONS

9.1                               In consideration of the payment on the Payment Date of £100 (less deductions for income tax and National Insurance contributions) the Employee enters into the restrictions set out in this clause 9.

9.2                               The Employee shall not without the prior written consent of the Company (such consent not to be unreasonably withheld), directly or indirectly, on his own behalf, or on behalf of any person, firm or company in connection with any business which is or is intended or about to be competitive with the Restricted Business (as defined below) or in relation to the provision of any goods or services similar to or competitive with those sold or provided by the Company for a period of 9 months from the Termination Date:

9.2.1                                             solicit or canvass the custom of any Customer (as defined below);

9.2.2                                             solicit or canvass the custom of any Potential Customer (as defined below);

9.2.3                                             deal with any Customer;

9.2.4                                             deal with any Potential Customer;

9.2.5                                             solicit or entice away, or attempt to entice away from the Company any Restricted Employee (as defined below);

9.2.6                                             employ, offer to employ or enter into partnership with any Restricted Employee with a view to using the knowledge or skills of such person in connection with any business or activity which is or is intended to be competitive with the Restricted Business.

9.3                               The Employee shall not without the prior written consent of the Company (such consent not to be unreasonably withheld) for a period of 9 months from the Termination Date within the Restricted Territory (as defined below) set up, carry on, be employed in, provide services to, be associated with, or be engaged or interested in, whether as director, employee, principal, shareholder, partner or other owner, agent or otherwise, in any Competitor Business which is in competition with the Restricted Business save that this restriction shall not operate so as to prevent the Employee from being a shareholder of not more than three per cent of any public company whose shares or stocks are quoted or dealt in on any recognised investment exchange.

9.4                               In clause 9 the following definitions shall apply:

9.5                               “Customer” shall mean any person, firm or company who at the Termination Date or at any time during the 12 months immediately prior to such termination was a customer of the Company, Watts Industries Europe BV  and/or any Associated Company and from whom in that 12 month period the Employee had obtained business on behalf of the Company, Watts Industries Europe BV  and/or any Associated Company or to whom in that 12 month period the Employee had provided or arranged the provision of goods or services on behalf of the Company, Watts Industries Europe BV and/or any Associated Company or for whom the Employee had management responsibility;

9.6                               “Deal” shall mean for the purposes of clauses 9.2.3 and 9.2.4 accept business or make arrangements for business to be conducted;

9.7                               “Potential Customer” shall mean any person, firm or company with whom either the Employee or any other employee of the Company, Watts Industries Europe BV and/or any Associated Company for whom the Employee had, at the date of the negotiations, management responsibility, carried out negotiations on behalf of the Company, Watts Industries Europe BV and/or any Associated Company at any time during the period of three months immediately prior to the date of this Agreement with a view to such person, firm or company becoming a customer of the Company, Watts Industries Europe BV and/or any Associated Company;

9.8                               “Restricted Business” shall mean the business of Watts UK Limited, Watts Industries Europe BV  and/or any Associated Company to the extent that the Employee had any material involvement during the period of 12 months immediately prior to the date of this Agreement.

“Competitor” shall mean any of:-

Aalberts Industries N.V.

Afriso

AYVAZ A.S.

BELIMO Holdings AG

Caleffi Group

Danfoss A/S

Emmeti  S.p.A.

ESBS AB

Giacomini  S.p.A.

Hans Sasserath & Co. KG (SYR)

HERZ-Armaturen Ges m.b.H.

Honeywell International Inc.

Kemper Valve & Fittings Corporation

LK Armatur AB

Möhlenhoff GmbH

Nibco Inc.

Orkli, S Coop

Oventrop Group of Companies

Reliance group

Rexnord Corporation

Taco, Inc.

VIR Valvoindustria Ing. Rizzio S.p.A. (VIR)

9.9                               “Restricted Employee” shall mean any senior employee of the Company, Watts Industries Europe BV and/or any Associated Company employed at the Termination Date in the capacity of director or in any research, technical, IT, financial, marketing or sales function or other managerial role whom the Employee has managed or with whom he has worked at any time during the period of 12 months immediately prior to the Termination Date, and shall not include any employee employed in an administrative, clerical, manual or secretarial capacity;

9.10                        “Restricted Territory” shall mean Europe, Middle East and Africa (“EMEA”)

10.                               DIRECTORSHIP

10.1                        The Employee shall resign as a director of the Company, Watts Europe and any of its Associated Companies by signing the letter of resignation attached to this agreement at schedule 2, which shall be deemed to have been delivered to the Company, Watts Europe and the relevant Associated Companies as at the date of this agreement.  For the avoidance of any doubt this resignation shall not be regarded as a breach of the Employee’s contract and shall not impact in anyway on the Employee’s status as an employee of the Company.

10.2                        The Employee shall do all such acts as the Company and/or Watts Europe may require to effect the Employee’s resignation from other offices with the Company, Watts Europe or any of its Associated Companies or which the Employee held by reason of employment by the Company including (but without prejudice to the generality of the above) any trusteeships.

10.3                        Having resigned as a director of the Company, Watts Europe and from such other offices which the Employee holds with any Associated Company the Employee will not hold himself out as having any continued authority in respect of or connection to the Company, Watts Europe or any Associated Company.

11.                               COMPANY PROPERTY

The Employee shall prior to the Termination Date:

11.1                        Subject to clause 11.4, return to the Company all property belonging to the Company or any Associated Company including but not limited to car, keys, security pass, identity card, mobile telephone, or any other computer equipment (save for two printers that the Employee has at his house which he may retain the printers having no commercial value);

11.2                        return to the Company all confidential information, documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by him during his employment with the Company or relating to the business or affairs of the Company or any Associated Company; and

11.3                        delete irretrievably any information relating to the business or the affairs of the Company or any Associated Company that he has stored on any magnetic or optical disk or memory (other than any magnetic or optical disk or memory which has been or will be returned to the Company) and all matter derived from such sources,

11.4                        return his Company lap top computer and ipad to the Company in order to allow the Company to remove all Company information (confidential or otherwise) together with all licences and the Employee will thereafter be able to retain the Company lap top computer and ipad.

which is in his possession or under his control outside the premises of the Company.

12.                              CLAIMS AGAINST THE COMPANY

12.1                        But for this agreement, the Employee could bring proceedings against the Company, Watts Europe, its Associated Companies and their respective officers, directors, shareholders or employees for the contractual, statutory and tortious claims listed below, although for the avoidance of doubt the Company does not accept liability for such claims:

12.1.1                                      a claim that the termination of the Employee’s employment on the Termination Date was a wrongful dismissal;

12.1.2                                      a claim for breach of contract;

12.1.3                                      a claim that a failure by the Company to make a payment to the Employee of wages, fees, bonus, commission, holiday pay, sick pay, overtime payments or other benefits in kind was an unauthorised deduction from wages under the Employment Rights Act 1996 (as amended) (“ERA”);

12.1.4                                      a claim that the termination of the Employee’s employment was an unfair dismissal under the ERA;

12.1.5                                      a claim for a redundancy payment whether statutory or otherwise;

12.1.6                                      the following claims under the Equality Act 2010 (“Equality Act”):

12.1.6.1                            a claim that any act or omission of the Company at any time was unlawful direct or indirect discrimination or harassment because of or in relation to age under the Equality Act;

12.1.6.2                            a claim that any act or omission of the Company at any time was unlawful direct or indirect discrimination because of or in relation to disability or because of something arising in consequence of the Employee’s disability or discrimination by failure to comply with a duty to make reasonable adjustments or harassment because of or related to disability under the Equality Act;

12.1.6.3                            a claim that any act or omission of the Company at any time was unlawful direct or indirect discrimination or harassment because of or in relation to marriage or civil partnership under the Equality Act;

12.1.6.4                            a claim that any act or omission of the Company at any time was unlawful direct or indirect discrimination or harassment because of or in relation to religion or belief under the Equality Act;

12.1.6.5                            a claim that any act or omission of the Company at any time was unlawful discrimination or harassment because of or in relation to sex under the Equality Act;

12.1.6.6                            a claim that any act or omission of the Company at any time was unlawful direct or indirect discrimination or harassment because of or in relation to sexual orientation under the Equality Act;

12.1.6.7                            a claim that any act or omission of the Company at any time was victimisation under s.27 of the Equality Act;

12.1.7                                      a claim that by virtue of any act or omission of the Company at any time the Employee suffered a detriment on a ground set out in section 47B ERA (protected disclosure);

12.1.8                                      a claim under the Working Time Regulations 1998 (“WTR”) that the Company refused to permit the Employee to exercise a right to daily rest, weekly rest, rest breaks, annual leave or compensatory rest or refused to pay the Employee in respect of any period of annual leave or in lieu of untaken annual leave;

12.1.9                                      a claim that by virtue of any act or omission of the Company at any time the Employee suffered a detriment on a ground set out in section 45A ERA (working time) including a detriment related to the limit on weekly working time set out in regulation 4 WTR;

12.1.10                               a claim that the Company failed to comply with its obligations under the Data Protection Act 1998;

12.1.11                               all other claims (if any) whether contractual, statutory or otherwise and whether under European Union law and/or under the legislation in the local EU countries (amongst which explicitly including Dutch law) which the Employee has or may have against the Company or any of its Associated Companies or any of its affiliated companies outside the United Kingdom (including without limitation Watts Europe) or their respective officers, directors, shareholders or employees arising out of or in connection with the Employee’s employment or its termination.

12.2                        The terms of this agreement are reached without admission of liability and are in full and final settlement of:

12.2.1                                      the Employee’s claims listed under clause 12.1; and

12.2.2                                      all other claims (if any) whether contractual, statutory or otherwise and whether under United Kingdom and/or Netherlands and/or European Union law which the Employee has or may have against the Company, Watts Europe or any of its Associated Companies or their respective officers, directors, shareholders or employees arising out of or in connection with the Employee’s employment or its termination or as a consequence of the Employee’s position as a director of the Company or its termination but excluding any claims:

12.2.2.1                            for personal injury (other than any personal injury claim alleged to have been incurred in connection with clause 12.1.6 or 12.1.7); or

12.2.2.2                            in respect of accrued pension rights; or

12.2.2.3                            arising from all rights granted or available to the Employee under the Plan and as otherwise varied herein all fo which are preserved in full.

12.3                        The Employee represents and warrants to the Company as a strict condition of this agreement that as at the date of this agreement:

12.3.1                                      he has disclosed to the relevant independent adviser (identified in clause 12.4.1 below) all facts or circumstances that may give rise to a claim against the Company, Watts Europe or any of its Associated Companies or their respective officers, directors, shareholders or employees and he is not aware of any facts or circumstances that may give rise to a claim against the Company, Watts Europe or any of its Associated Companies or their respective officers, directors, shareholders or employees other than those claims specified in clause 12.1; and

12.3.2                                      the claims listed at clause 12.1 include all of the complaints, claims and concerns which the Employee has against the Company, Watts Europe or any of its Associated Companies or their respective officers, directors shareholders or employees arising out of the Employee’s employment under the Contract of

Employment or any act or omission relating to the Employee’s employment or relating to, arising out of or connected to the manner of its termination.

12.4                        The Employee further represents and warrants to the Company as a strict condition of this agreement that as at the date of this agreement:

12.4.1                                      the Employee has received independent legal advice from a relevant independent adviser as to the terms and effect of this agreement and in particular its effect on the Employee’s ability to pursue statutory rights before an employment tribunal.  The name of the relevant independent adviser who has so advised the Employee is Bruce Caldow of Harper Macleod LLP of The Ca’d’oro, 45 Gordon Street, Glasgow, G1 3PE (“Employee’s Adviser”) and the Employee’s Adviser has signed the endorsement annexed to this agreement; and

12.4.2                                      the Employee has been advised by the Employee’s Adviser that at the date of this agreement there is in force, and at the time the Employee received the advice referred to above there was in force, a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice; and

12.4.3                                      the Employee has not issued proceedings before the employment tribunals, high court or county court in respect of any claim in connection with the Employee’s employment or its termination or the Contract of Employment or its termination and the Employee undertakes that no proceedings have been or will be issued in connection with the same and if such proceedings are issued the Employee accepts and agrees that all monies paid to the Employee under this agreement will be repayable to the Company, as a debt and upon demand; and

12.4.4                                      as at the date of this agreement, the Employee is not aware nor ought reasonably to be aware of any facts or matters which might give rise to a claim by the Employee for personal injury against the Company, Watts Europe or any of its Associated Companies.

12.5                        The Company and the Employee agree and acknowledge that the conditions regulating compromise agreements and compromise contracts contained in section 147 of the Equality Act, section 203(3) of the ERA and in any other act or statutory instrument referred to in clause 12.1 are intended to be and have been satisfied.

12.6                        The Employee shall indemnify the Company and/or Watts Europe in full and keep the Company fully indemnified for and against all and any claims, demands, judgements, orders, liabilities, damages, expenses or costs including without limitation all reasonable legal and professional fees and disbursements (together with VAT thereon) incurred by the Company and/or Watts Europe arising out of or in connection with any breach by the Employee of the warranties in this clause 12 which warranties the Company has relied upon in entering into this agreement.

12.7                        The Employee agrees that, except for the payments and benefits provided for in clauses 2 and 3 he shall not be eligible for any further payment or provision of any remuneration, bonus, or other emolument or benefit from the Company, Watts Europe or any Associated Company relating to his employment or its termination.

13.                               ENTIRE AGREEMENT

13.1                        This agreement constitutes the entire agreement and understanding between the parties in respect of the termination of the Employee’s employment and supersedes any previous agreement between the parties relating to such matters notwithstanding the terms of any previous agreement or arrangement expressed to survive termination.

13.2                        Each of the parties acknowledges and agrees that in entering into this agreement, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) other than as expressly set out in this agreement.  The only remedy available to any party in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this agreement.

13.3                        Nothing in this clause 13 shall operate to exclude any liability for fraud.

14.                               THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 (“Act”) shall only apply to this agreement in relation to any Associated Company or any officer, director, shareholder or employee of the Company or any Associated Company where any term is expressed for such person’s benefit and no other third party shall have any rights under it.  This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to the Act.  The terms of this agreement may be varied amended or modified or the agreement may be suspended cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded in each case without the consent of any third party.

15.                               GOVERNING LAW AND JURISDICTION

15.1                        This agreement shall be governed by and construed in accordance with the law of England and Wales.

15.2                        Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this agreement.

16.                               COUNTERPARTS

This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

17.                               MISCELLANEOUS

17.1                        Notwithstanding that this agreement is marked “Without Prejudice and Subject to Contract”, it will, when dated and signed by all the parties named below and accompanied by the attached certificate signed by the relevant independent adviser, become an open and binding agreement between the parties.

17.2                        Nothing in this agreement shall prevent the Employee from disclosing information which he is entitled to disclose under sections 43A to 43L of the Employment Rights Act 1996 provided that the disclosure is made in accordance with the provisions of that Act.

SIGNED	/s/ Karel D’Hulst

For and on behalf of Watts UK Limited

SIGNED	/s/ Jeffrey Allan

For and on behalf of Watts Industries Europe B.V.

SIGNED	/s/ Kenneth R. Lepage

For and on behalf of Watts Water Technologies, Inc.

SIGNED	/s/ John Dennis Cawte

John Dennis Cawte

INDEPENDENT ADVISER’S ENDORSEMENT ADDRESSED TO THE BOARD OF DIRECTORS OF THE COMPANY

I, Bruce Caldow of Harper Macleod LLP of The Ca’d’oro, 45 Gordon Street, Glasgow, G1 3PE confirm that I have given independent legal advice to John Dennis Cawte of Tigh-An-Rhu, Prieston Road, Bridge of Weir, Renfrewshire PA11 3AW as to the terms and effect of the above agreement and in particular its effect on his ability to pursue his rights before an employment tribunal.

I confirm that I am a “relevant independent adviser” (as such term is defined in section 203 of the Employment Rights Act 1996) and that there is and was at the time I gave the advice referred to above in force a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim by John Dennis Cawte in respect of any loss arising in consequence of that advice.

SIGNED

/s/ Bruce Caldow

Bruce Caldow

SCHEDULE 1:  AGREED REFERENCE

Dear

JOHN DENNIS CAWTE

Further to your recent request for a reference regarding the above, I can confirm that John Dennis Cawte worked for Watts UK Limited .from 10 October 2001 until 1 September 2013.  John was employed as Group Managing Director, EMEA.

It is our company policy is to give a factual reference only.  The information set out above is given in good faith but without any liability on the part of the Company, its employees or agents.

Yours sincerely

SCHEDULE 2:  LETTER OF RESIGNATION

Private & Confidential
The Directors
Watts Industries Europe B.V.

July 30, 2013

Dear Sirs

Please accept this letter as formal notice of my resignation as a director of Watts Industries Europe B.V. and those of its subsidiaries of which I am a director.  My resignation is to be effective immediately.

I confirm that I have no claims of any nature outstanding against Watts Industries Europe B.V or those of its subsidiaries of which I am a director and/or their directors, officers and employees arising out of or in connection with my directorships, or their termination, or the loss of any rights relating to them.

Yours faithfully

/s/ John Dennis Cawte